UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 22, 2017

TENNANT COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(763) 540-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Share Purchase Agreement

On February 22, 2017, Tennant Company (“Tennant”) entered into a Share Purchase Agreement with Ambienta SGR S.p.A. (acting as the management company of the closed-end funds named Ambienta I, Ambienta II and Ambienta II-bis), Frederico De Angelis, Pietro Corsano Annibaldi, Antonio Perosa and Giulio Vernazza, for the purchase of IP Cleaning S.p.A., and its subsidiaries (the “Acquisition”), in an all cash transaction valued at approximately $350 million (€330 million).

Tennant expects the Acquisition to be completed in the second quarter of 2017.  The obligations of the parties to close and the timing of closing of the Acquisition are subject to customary conditions and regulatory approvals.

The Share Purchase Agreement has been included in this filing to provide investors with information regarding its terms.  It is not intended to provide any other factual information about IP Cleaning S.p.A.  In particular, the representations and warranties contained in the Share Purchase Agreement were made only for the purposes of the Share Purchase Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Share Purchase Agreement.  The representations and warranties contained in the Share Purchase Agreement may be subject to limitations agreed upon by the parties to the Share Purchase Agreement and are qualified by information in confidential disclosure Annexes provided in connection with the signing of the Share Purchase Agreement.  These confidential disclosure Annexes contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Share Purchase Agreement.  Certain representations and warranties in the Share Purchase Agreement may be subject to a standard of materiality provided for in the Share Purchase Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Share Purchase Agreement.

The foregoing description of the Share Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Share Purchase Agreement, attached hereto and filed as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Financing Commitment

On February 22, 2017, in connection with the Share Purchase Agreement, Tennant entered into a Senior Secured Credit Facilities Commitment Letter with JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA (the “Commitment Parties”) (the “Commitment Letter”), pursuant to which, subject to the terms and conditions set forth therein, the Commitment Parties have committed to provide a new multi-tranche term loan facility in an amount up to $400 million and up to $125 million of a revolving facility, which revolving facility may be up to $200 million if certain conditions are satisfied, the proceeds of which may be used for (i) the payment of the consideration in respect of the Acquisition, (ii) the repayment in full of all obligations outstanding under Tennant’s existing credit agreement and senior secured promissory notes, (iii) the repayment in full of all indebtedness of IP Cleaning S.p.A., and its subsidiaries, and (iv) the payment of fees and expenses incurred in connection with the foregoing.  The agreement for the credit facilities would contain affirmative covenants, negative covenants and events of default, as well as financial covenants, in each case to be negotiated by the parties.  The Commitment Letter is subject to various conditions, including closing of the Acquisition.

The foregoing description of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Commitment Letter, attached hereto and filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Item 7.01 Regulation FD Disclosure.

On February 23, 2017, Tennant issued a press release announcing the agreement to acquire IP Cleaning S.p.A.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

           2.1        Share Purchase Agreement, dated as of February 22, 2017, among Tennant Company,  Ambienta SGR S.p.A., Frederico De Angelis, Pietro Corsano Annibaldi, Antonio Perosa and Giulio Vernazza.*

10.1     Senior Secured Credit Facilities Commitment Letter, dated as of February 22, 2017, by and among Tennant Company, JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA.

99.1     News release, dated February 23, 2017, announcing agreement to acquire IP Cleaning S.p.A.

* Certain annexes and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Registrant agrees to furnish a copy of any omitted annex or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tennant Company

Date: February 28, 2017	By:	/s/ Heidi M. Wilson
Heidi M. Wilson
Senior Vice President, General Counsel and Secretary